Exhibit 10.1

FIRST AMENDMENT TO PROMISSORY NOTE

This First Amendment to Promissory Note (this “Agreement”) is made as of August 31, 2026, by and between PDS BIOTECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), and YA II PN, LTD. (“Holder”).

RECITALS

A.        The Company and Holder are parties to that certain Promissory Note made by the Company in favor Holder, issued as of June 15, 2026 (as amended, supplemented or otherwise modified from time to time, the “Note”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Note.

B.        The Company has requested that Holder make certain amendments to the Note as more fully described herein and, subject to the express terms and conditions set forth herein, Holder has agreed to Company’s requests.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1.          Amendments.

(a) Section 1(f) of the Note is hereby amended and restated in its entirety as follows:

“(f) ATM Proceeds. All net cash proceeds received from sales of Common Shares pursuant to the ATM after the Issuance Date (“Net Proceeds”) shall be applied by the Company to the payment of the Installment Principal Amount (including any increased amortization pursuant to Section (1)(e) above, as it may be decreased under Section 1(d), Section 1(i) and the last sentence of this Section (1)(f)) due on the next Installment Date (such Installment Date, the “Next Installment Date”) and accrued and unpaid interest thereon to the date of such payment, until such Net Proceeds equal the sum of such Installment Principal Amount and accrued and unpaid interest thereon to the date of prepayment. If the amount of Net Proceeds received after the immediately preceding Installment Date (or after the Issuance Date, as applicable) and prior to the Next Installment Date exceeds 100% of the sum of the Installment Principal Amount due on the Next Installment Date (as it may be reduced under Section (1)(d), Section 1(i) and this Section (1)(f)) and accrued and unpaid interest thereon to the date of prepayment, after payment of the Installment Principal Amount due on the Next Installment Date and accrued and unpaid interest thereon through the date of prepayment, 40% of the Net Proceeds may be retained by the Company and 60% of the Net Proceeds shall be paid by the Company to the Holder and applied to the following monthly Installment Principal Amounts and accrued and unpaid interest thereon to the date of prepayment, in inverse chronological order. Notwithstanding the foregoing payment timing provisions, the Company shall deliver to the Holder, on a weekly basis (provided Net Proceeds have been received in such prior week), a notice setting forth the aggregate amount of Net Proceeds received by the Company during the prior week, and the Company shall pay the applicable portion of such Net Proceeds to the Holder within one (1) Business Day of delivery of such remittance notice (with such payments applied in accordance with this Section 1(f), including the 60/40 allocation for any Net Proceeds in excess of 100% of the Installment Principal Amount and accrued interest due on the Next Installment Date), and interest shall cease to accrue on such paid amounts of Principal as of the date of such payment.”

(b) Section 1(g) of the Note is hereby amended by deleting the reference to “seventy-five (75)” contained therein and replacing it with “one-hundred eighty (180)”.

(c)  The Note is hereby amended by adding the following new Section 1(i) immediately after Section 1(h) of the Note:

“(i)  Non-ATM Offering Proceeds. If, on or after the Issuance Date, the Company receives cash proceeds from sales of Common Shares pursuant to an equity or equity linked financing for bona fide capital raising purposes outside of the ATM (“Non-ATM Offering”), then upon receipt of any such net cash proceeds the Company shall be deemed to have delivered to the Holder a Redemption Notice as of the closing date of such Non-ATM Offering with a Redemption Amount equal to 100% of the amount of such net cash proceeds received from the Non-ATM Offering, and such Redemption Amount shall paid to the Holder within five (5) Business Days of receipt of such net proceeds. Upon receipt by the Holder, such net proceeds shall be applied to the payment of (i) all accrued and unpaid interest outstanding as of the date of such deemed Redemption Notice, and then (ii) towards the outstanding Principal balance of this Note. If such redemption is a Redemption in Part, then the amounts paid shall be applied to future monthly Installment Amounts in reverse chronological order.”i

2.         Limitations; No Waivers. The Company acknowledges and agrees that: (i) Holder does not waive or agree to forbear with respect to, any failure by the Company to perform its obligations under the Note or with respect to any Event of Default, and Holder does not forbear with respect to any Event of Default, (ii) the execution, delivery, and performance of this Agreement shall not operate as a waiver of, or as an amendment of, any right, remedy, power or privilege of Holder under the Note as in effect on or prior to the date hereof; and (iii) Holder has not waived any Events of Default or any of its rights or remedies with respect thereto.

3.       Conditions Precedent. This Agreement shall become effective on the date when Holder shall have received this Agreement duly executed and delivered by each of the Company and Holder and the Company having paid in full the Installment Amount due on the September 14, 2026 Installment Date.

4.         Ratification and Affirmation of Note. The Company hereby ratifies and affirms the Note and acknowledges that, except as specifically amended by this Agreement, the Note is, and shall remain, unchanged and in full force and effect in all respects. The Company agrees that the Note constitutes a valid and binding obligation and agreement of the Company enforceable by Holder against the Company in accordance with their terms. Upon the effectiveness of this Agreement, each reference in the Note to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Note as amended by this Agreement, and each reference to the Note in any other document, instrument or agreement executed and/or delivered in connection with the Note shall mean and be a reference to the Note as amended by this Agreement.

5.          Miscellaneous.

(a)      Strict Compliance. Notwithstanding any prior conduct of Holder, Holder hereby demands strict compliance with the terms, provisions, and conditions of the Note.

(b)         Governing Law. Section 8 of the Note shall apply herein as if fully set forth herein, mutatis mutandis.

(c)          General Acknowledgements. The Company acknowledges and agrees that neither this Agreement nor any other agreement entered into in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a satisfaction, reinstatement, accord and satisfaction, novation or release of any amount owed to Holder pursuant to the Note, or any rights or obligations under the Note, or a waiver by Holder of any of its rights under the Note, at law or in equity.

(d)          Communications and Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be given in accordance with Section 5 of the Note.

(e)          Time of Essence. Time is of the essence of this Agreement.

(f)         Tax Consequences. This Agreement is enforceable regardless of its tax consequences. No party makes any representations with respect to any tax consequences in connection with entry into this Agreement or any payments required hereunder.

(g)         Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(h)         Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(i)          No Third-Party Beneficiaries. Except as expressly set forth herein, the rights and benefits of this Agreement shall not inure to the benefit of any third party.

(j)          Modifications. No modification of this Agreement shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

(k)         Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

(l)         Counterparts. This Agreement may be executed in counterparts, each of equal import, which, when joined, shall constitute one document. Signatures may be delivered by electronic transmission and such signatures shall be treated as originals thereof. Any electronic copy of this Agreement, or of any counterpart, shall be deemed to be the equivalent of an original.

(m)        Entire Agreement/Further Assurances. This Agreement constitutes the entire agreement among the parties concerning the subject matter set forth herein and supersedes any and all prior and contemporaneous agreements, negotiations, understandings and communications of the parties relating to the subject matter hereof, whether oral or written, with respect thereto. The Company specifically acknowledges and agrees that it is not relying on any oral representation from Holder or any of its agents. The Company agrees to execute and deliver to Holder such other and further documentation and to undertake such further actions as Holder shall deem necessary to effectuate the provisions of this Agreement. The Company acknowledges and agrees that each of the Recitals is true and correct in all respects and incorporated herein by reference, as though fully set forth herein.

(n)         Reviewed by Attorneys. The Company represents and warrants to Holder that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as the Company may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
PDS BIOTECHNOLOGY CORPORATION

By:	/s/ Frank Bedu-Addo
Name:	Frank Bedu-Addo
Title:	Chief Executive Officer

HOLDER:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

	By:	/s/ Matt Beckman
	Name:	Matt Beckman
	Title:	Member